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                                 EXHIBIT 23.1



                         INDEPENDENT AUDITORS CONSENT



     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report (which expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisition of Telebanc which was accounted for as a pooling of interests) dated October 13, 1999 (March 15, 2000 as to the second paragraph of Note 1) appearing in the Annual Report on Form 10-K/A of E*TRADE Group, Inc. for the year ended September 30, 1999, and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

San Jose, California
April 27, 2000